UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2007

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 231-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS
This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond the Company’s control including, among other things: its ability to successfully integrate and manage acquired businesses, including the ability to retain or replace qualified employees, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance debt, and implement its strategy; decisions made by persons who control its investments including the distribution of dividends; its regulatory environment for purposes of establishing rate structures and monitoring quality of service; changes in general economic or business conditions, or demographic trends, including changes to the political environment, economy, tourism, construction and transportation costs, changes in air travel, automobile usage, fuel and gas costs, including the ability to recover increases in these costs from customers; reliance on sole or limited source suppliers, particularly in our gas utility business; foreign exchange fluctuations; environmental risks; and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Bank Limited and its worldwide subsidiaries and affiliates.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 9, 2007, Macquarie Infrastructure Company LLC (together with its subsidiaries, “MIC”), through a wholly-owned subsidiary, completed the acquisition of approximately 89% of the equity of Mercury Air Center Inc. (“Mercury”) (representing 100% of common stock of Mercury) from Allied Capital Corporation, Directional Aviation Group LLC and David Moore. MIC continues to hold a call option, exercisable between October 1 and October 31, 2007, to acquire the remaining 11% of the equity of Mercury (in the form of newly issued preferred shares) from Kenneth Ricci. Mercury owns and operates 24 fixed-based operations in the United States.

The purchase price for the acquisition of 89% of the equity of Mercury was approximately $428.7 million. This purchase price includes funding of integration costs, transaction fees and a $2.0 million call option purchase price. $115.1 million of the purchase price paid by MIC was used to repay Mercury’s outstanding debt of $108.5 million and pay a dividend of $6.5 million on newly issued preferred shares. The total funding requirement for the transaction, including the exercise price of the call option, is approximately $457.1 million, including a payment of approximately $5.2 million to Macquarie Securities (USA) Inc. (“MSUSA”) in its capacity as financial advisor to MIC. The preferred call option exercise price is reduced by the call option purchase price and the amount of the preferred dividend.

MIC partially funded the acquisition with $192.0 of term loans under Mercury’s stand alone credit facility and the remaining $236.7 with available cash. In addition, Mercury incurred $4.4 million under the working capital portion of the facility for letter of credit requirements. The facility was provided by The Governor and Company of the Bank of Ireland and Bayerische Landesbank, New York Branch.

The key terms of the facility are outlined in the table below:

Term	Detail and Comment
Borrower	Mercury
Facilities	▪ $192.0 million bridge term loan facility ▪ $12.5 million working capital revolving facility
Term	2 years (matures August 8, 2009)
Interest rate base	LIBOR
Interest rate type	Floating
Interest margin	1.70%
Amortization	Payable at maturity
Interest rate hedging	100% of the term loan are hedged at the following rates (not including interest margin):
	Notional Amount 144.0 million 48.0 million	Start Date 9/28/07 9/28/07	End Date 9/30/09 9/30/09	Fixed Rate 4.9925% 5.0175%
Debt service reserve	3 months of debt service

Distribution lock-up test	12-month forward and 12-month backward debt service cover ratio < 1.5x
Minimum adjusted EBITDA:
	Year 2007 2008 2009	Minimum Adjusted EBITDA 27.1 million 28.8 million 30.5 million
Mandatory prepayments
If any distribution lock-up test is not met for two consecutive quarters.
Otherwise with proceeds from certain sales of assets, issuance of debt or equity, insurance proceeds or FBO lease termination or compensation payments.

Event of default financial triggers	If backward debt service coverage < 1.2x in any quarter

The facility otherwise includes customary representation and warranties, covenants and events of default. MIC intends to refinance Mercury’s term loan facility as part of the refinancing of all outstanding debt within the airport services business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date August 14, 2007	By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer